Exhibit 10.37


OPTIMARK

                                    OptiMark, Inc.          201.536.7000 phone
                                    24th Floor              201.536.7070 fax
                                    10 Exchange Place
                                    Jersey City NJ 07302

                                    www.optimark.com


April 17, 2001                      PERSONAL AND CONFIDENTIAL

VIA FEDERAL EXPRESS
-------------------
Mr. Gary Meshell
1 Lakeview Court
North Brunswick, NJ 08902

Dear Mr. Meshell:

Optimark, Inc. (the "Company") is pleased to offer you the position of Executive Vice President Sales, Marketing and Business Development. We are very enthusiastic about your joining the team, as we continue to build Optimark, Inc. In your role you will have a major impact on the success of this venture and the future of the corporation. Here are the terms of the offer:

POSITION      You will serve as Executive Vice President Sales, Marketing and
Business Development and will work at the Company's New Jersey facility. You will be responsible for such duties as are normally associated with such position or as otherwise determined by the Board of Directors, except that the Company agrees that you will not at any time be given a lesser title than the one stated above.

SALARY AND BENEFITS    As compensation for the services you provide the Company,
you will be paid a base salary of two hundred and twenty five thousand dollars ($225,000.00) per annum, which will be payable in accordance with the Company's regular payroll practices. Also, you will (i) be eligible to participate in all employee benefits provided by the Company to its employees, including the Company's bonus program; (ii) receive three weeks vacation per year, which is earned pro-rata over the year; and (iii) receive 5 paid-time-off days (personal/sick) per year. You will also receive the same paid holidays as are observed by all of the Company's employees.

GUARANTEED BONUS      You will be paid a guaranteed bonus of fifty thousand
dollars ($50,000.00), which will be paid out to you in twelve (12) equal monthly payments over the first year of your employment. The bonus payments will be made on the last pay day in a given month, with the first such bonus payment made on May 31, 2001. The Company will discontinue making bonus payments to you effective as of the date you leave the employ of the Company.

PROPOSED COMMISSION STRUCTURE      A commission structure will be put into place
no later than your sixtieth (60th) day of employment. It is to be put together by you and Robert Warshaw and subject to the Board of Directors' approval.

Mr. Gary Meshell
April 17, 2001
Page 2



CONSIDERATION FOR EQUITY BONUS      At each annual review, the Company shall
consider granting Employee a reasonable and competitive number of options to purchase common stock of the Company's parent, OptiMark Holdings, Inc., and/or other equity-based compensation awards, which options and/or awards shall be reasonably calculated to incentivize Employee to help the Company achieve its financial goals; provided, however, that the Company does the same for its other employees.

INCENTIVE STOCK OPTION      You will be eligible to participate in the "OptiMark
Holdings, Inc. 1999 Stock Plan" (the "Stock Plan"), as amended. A copy of the Stock Plan is attached for your reference. Subject to the appropriate approvals, including approval of the Board of Directors, and amendment of the Stock Plan, if necessary, to increase the number of shares allocated to the Stock Plan, you will be granted an Incentive Stock Option to purchase an aggregate number of shares equal to one and a half percent (1.5%) of the outstanding shares of par value $0.01 common stock of the Company's parent, OptiMark Holdings, Inc., (the "Stock"), calculated on a fully diluted basis as of the date you commence employment with the Company. The exercise price to purchase the Stock will be the fair market value of the Stock as of the date upon which you commence employment with the Company.

The specific terms and conditions of your Incentive Stock Option to purchase shares of the Stock of the Company's parent, OptiMark Holdings, Inc., will be set forth in the "Stock Option Agreement" issued pursuant to the Stock Plan. A copy of the Stock Option Agreement is attached for your reference. The Stock Option Agreement will be executed after you commence your employment with the Company.

CHANGE IN CAPITALIZATION      In the event that the Company undergoes a change
in capitalization and creates a new stock plan for a new class of stock, the Employee will participate in the same manner as other employees of the Company who have an Incentive Stock Option on the common stock of the Company's parent, OptiMark Holdings, Inc. Currently, we anticipate that the employees will be granted non-incentive stock options under a new stock plan such that ratio of
(A) the number of options granted to an employee to (B) the total number of options available to all employees will remain constant between the Stock Plan and the new stock plan. We also anticipate that employees' option grants under the existing Stock Plan will remain in tact. Further, the Company foresees that the vesting schedule under the new stock plan will be four (4) years, with one-quarter (1/4) of the new options vesting after the first year and the remaining options vesting quarterly over the remaining thee (3) years. Of course, the foregoing are subject to change at the discretion of the Company and/or its investors.

SEPARATION FROM EMPLOYMENT AND SEVERANCE PACKAGE       In the event that the
Company terminates your employment for a reason other than for "cause", as

Mr. Gary Meshell
April 17, 2001
Page 3


defined in the Company's Employee Agreement (a copy of which is attached to this letter), you will receive severance pay in the amount of four (4) months base salary. In addition, the Company agrees that it will continue making employment level contributions for all employee benefit plans provided to you by the Company during your employment, for a period of four (4) months following the termination of your employment.

AT-WILL EMPLOYMENT      The relationship between you and the Company will be for
an unspecified term and will be considered at will. No employment contract is created by the existence of any policy, rule or procedure in the Company's handbook, any document of the Company, or any verbal statements made to you by representatives of the Company. Consequently, the employment relationship between you and the Company can be terminated at will, either by you or the Company, with or without cause or advance notice.

EXCLUSIVITY      Your employment with the Company is considered exclusive to the
Company and, as a condition of your employment, we do not expect, nor will we allow, you to perform services for compensation for any third party. Your employment with the Company is also subject to and conditioned upon your execution of the Company's Employee Agreement.

The employment terms in this letter and the Employee Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company.

Please sign and date this letter and the Employee Agreement to indicate your acceptance of employment at the Company under the terms described above and return them to me in the enclosed Federal Express package. If you accept our offer, we would like you to commence your employment with us on April 23, 2001.

We are very pleased to make you this offer and look forward to future success for you and for Optimark, Inc. If you have any questions regarding the offer set forth in this letter please contact me.

I look forward to hearing from you soon.

                                         Very truly yours,

Mr. Gary Meshell
April 17, 2001
Page 4



                                         Optimark, Inc.


                                         By:  /s/ Robert Warshaw
                                         Robert Warshaw
                                         Chief Executive Officer


ACCEPTED BY:

/s/ Gary Meshell
----------------
Gary Meshell

Date:  4-25-01                     START DATE: May 7, 2001
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